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                                               Filed Pursuant to Rule 424(B)(3)
                                                  Registration Number 333-53984


                          APPLE HOSPITALITY TWO, INC.

                             STICKER SUPPLEMENT TO
                   SUPPLEMENT NO. 2 DATED OCTOBER 19, 2001,
                 SUPPLEMENT NO. 3 DATED DECEMBER 28, 2001, AND
                     SUPPLEMENT NO. 4 DATED MARCH 14, 2002

                  SUPPLEMENT NOS. 2, 3, AND 4 TO BE USED WITH
                        PROSPECTUS DATED APRIL 19, 2001

                     SUMMARY OF SUPPLEMENTS TO PROSPECTUS
                 (SEE SUPPLEMENTS FOR ADDITIONAL INFORMATION)

   Supplement No. 2 dated October 19, 2001:

      (1) Reports on our acquisition of ten extended-stay hotels containing 1,150 hotel suites for an aggregate purchase price of $119 million.

      (2) Provides certain other information about the hotel acquisitions and about us.

   Supplement No. 3 dated December 28, 2001:

      (1) Provides certain updated information about our ten extended-stay hotels.

      (2) Provides financial information for the period ending September 30, 2001.

   Supplement No. 4 dated March 14, 2002:

      (1) Provides financial information for the year ending December 31, 2001.

      (2) Provides certain other updated information about us, including a Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ending December 31, 2001.

   As of May 1, 2001, we had closed on the sale of 3,157,894.70 units and had raised $30,000,000 at a price of $9.50 per unit. A unit consists of one common share and one class A preferred share. As of March 8, 2002, we had sold 12,837,222 additional units at a price of $10 per unit to raise the additional sum of $128,372,220. These sales, when combined, represent gross proceeds of $158,372,220, and proceeds net of selling commissions and marketing expenses of $142,534,998. We are continuing the offering at $10 per unit in accordance with the prospectus. In connection with our acquisition of ten extended-stay hotels, we paid 2% of the total purchase price, or $2,380,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.